                                                               EXHIBIT 10(b)


                              CONSULTING AGREEMENT


   Consulting Agreement ("Agreement"), dated as of July 7, 1995, between The Lincoln Electric Company (the "Company") and Harry Carlson.

   WHEREAS, in order to have available to the Chief Executive Officer and the Board of Directors and its committees, Mr. Carlson's long experience, knowledge and advice, this Agreement is entered into between the Company and Mr. Carlson;

   WHEREAS, it will be important to have available Mr. Carlson's participation in and guidance on a number of areas where the Company anticipates significant policy review and possible change. These include shareholder affairs, corporate strategic planning, employee compensation including international executive compensation, the Incentive System, and the broad spectrum of matters arising as a result of the corporate financial restructuring. It is also anticipated that Mr. Carlson will be available to participate in the preparation of information related to the Annual Meeting of Shareholders;

   NOW, THEREFORE, the parties hereto agree as follows:

  1. TERM. The term of this Agreement begins on the date of execution and extends through July 7, 1999.

  2. ENGAGEMENT OF MR. CARLSON BY COMPANY. The Company engages Mr. Carlson as an independent contractor to advise and consult with the Chief Executive Officer, the Board of Directors and its committees. Mr. Carlson shall devote such time as is necessary to provide the services requested on a mutually agreed upon schedule.

  3. PRICE. This Agreement provides for an inducement fee of $400,000 and a per diem of $1,200 plus expenses. The full amount of the inducement shall be paid on July 7, 1995. No per diem amount shall be paid for any services of Mr. Carlson hereunder in 1995. Commencing January 1, 1996, per diem amounts and expenses for services requested and rendered hereunder shall be paid monthly.

  4. CONFIDENTIAL INFORMATION. Mr. Carlson agrees that during the term of this Agreement, and at all times thereafter, he shall not disclose, unless either required by law or in connection with his responsibilities as a Director, to any third parties confidential information about the Company, and that he shall confine use of confidential information exclusively to carrying out his consulting responsibilities and/or his responsibilities as a Director.

  5. NON-COMPETITION. Mr. Carlson agrees that during the term of this Agreement and for a period of three years thereafter he shall not compete with any business engaged in by the Company. For the purposes of this paragraph, Mr. Carlson shall be deemed to be competing with a business referred to herein if he engages in any business directly or indirectly, whether for his own account or for that of any other person, firm or corporation and whether as a shareholder, partner or investor possessing an ownership interest exceeding 5% in any such entity, or as a principal, agent, proprietor, officer, director, employee or consultant, or in any other capacity. If any clause of this paragraph shall be unenforceable, then such clause shall be deemed to be

                                                                EXHIBIT 10(b)

deleted, but every other clause shall continue in full force and effect. The restraints imposed upon Mr. Carlson pursuant to this paragraph are not greater than is reasonably necessary to preserve and protect the assets and legitimate business interests of the Company.

  6. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Ohio, and both parties consent to venue end personal jurisdiction of the courts within Ohio, including the federal courts, for purposes of construction and enforcement of this Agreement.

  7. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties pertaining to the consulting and non-competition obligations of Mr. Carlson.

  8. SUCCESSORS AND BINDING AGREEMENT.

   a. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or assign of the Company.

   b. This Agreement shall inure to the benefit of and be enforceable by Mr. Carlson's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

   c. This Agreement is personal in nature and none of the parties hereto shall without the consent of the other parties, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in subparagraph (a) and (b) of this paragraph 8.

   IN WITNESS WHEREOF, the parties have executed this Agreement on the date noted below.


                                     THE LINCOLN ELECTRIC COMPANY



Date:  June 30, 1995                 By: _____________________________________
                                           Donald F. Hastings
                                           Chairman and Chief Executive Officer




Date:  June 30, 1995                     ______________________________________
                                           Harry Carlson
                                           Vice Chairman